Exhibit 3(i)


                             CERTIFICATE OF RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               EVOLUTION USA, INC.

     Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, Evolution USA, Inc., a Washington corporation, hereby submits the following Restated Articles of Incorporation:

     FIRST:  The  name  of  the  corporation  is:  Evolution  USA,  Inc.

     SECOND: The Restated Articles of Incorporation attached hereto do not include any amendments to the articles of incorporation.

     DATED  this  18th  day  of  September,  2000.

                              EVOLUTION  USA,  INC.


                              ------------------------------
                              Gary  Diamond
                              Secretary


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                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               EVOLUTION USA, INC.


     Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, Evolution USA, Inc., a Washington corporation, hereby restates its Articles of Incorporation.

                                    ARTICLE I
                                      NAME

     The  name  of  this  corporation  shall  be  EVOLUTION  USA,  INC.

                                   ARTICLE II
                                    DURATION

     The  duration  of  this  corporation  shall  be  perpetual.

                                   ARTICLE III
                                    PURPOSES

     The  purposes  for  which  the  corporation  is  organized  are as follows:

     To engage in any lawful business, trade or activity permitted under the Washington Business Corporation Act.

                                   ARTICLE IV
                                     SHARES

     The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of common stock which this Corporation is authorized to issue is One Hundred and Three Million (103,000,000) shares of Common Stock, no par value, and Ten Million (10,000,000) shares of Preferred Stock, no par value.

     The Common Stock shall be further designated as to Class A Voting Common Stock and Class B Non-Voting Common Stock. The number of shares of Common Stock authorized as Class A Voting Common Stock is 100,000,000. The number of shares of Common Stock authorized for Class B Non-Voting Common Stock is 3,000,000.

     The Class A Voting Common Stock holders shall each have one vote per share on each matter submitted to a vote of shareholders.


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     The  holders  of  Class  B Non-Voting Common Stock shall not be entitled to vote  on  matters  submitted  to  a  vote  of  shareholders.

     The holders of Class B Non-Voting Common Stock shall have the right to convert their shares of Class B Non-Voting Common Stock into shares of Class A Voting Common Stock twelve (12) months after the issuance of the shares.

     The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation, as determined from time to time by the Board of Directors of the Corporation and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to these provisions, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

                                    ARTICLE V
                                PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                                   ARTICLE VI
                                CUMULATIVE VOTING

     The shareholders of this corporation shall not be entitled to cumulative voting at the election of any directors.

                                   ARTICLE VII
                                    DIRECTORS

     The number of directors of this corporation shall be determined in the manner provided by the bylaws and may be increased or decreased from time to time in the manner provided therein. The number of directors constituting the initial Board of Directors of the corporation is one (1). The name and address of the person who is to serve as the initial director until the first annual meeting of the shareholders of the corporation, or until his successors are elected and qualified is as follows:

                                 George Fleming
                        C/o 701 Fifth Avenue, Suite 5701
                             Seattle, WA  98104-7003


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                                  ARTICLE VIII
                  CONTRACTS IN WHICH DIRECTORS HAVE AN INTEREST

     Any contract or other transaction between this corporation and one or more of its directors, or between this corporation and any corporation, firm, association, or other entity, of which one or more of this corporation's directors are shareholders, members, directors, officers or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding the participation of such director or directors in such actions, by voting or otherwise, even though the presence or vote, or both, of such director or directors might have been necessary to obligate this corporation upon such contract or transaction; provided, that the fact of such interest shall be disclosed to or known by the directors acting on such contract or transaction.


                                   ARTICLE IX
                     REGISTERED AGENT AND REGISTERED OFFICE

     The registered agent and registered office of the corporation shall be as follows:

                        COLUMBIA CORPORATE SERVICES, INC.
                          701 Fifth Avenue, Suite 5701
                                Seattle, WA 98104

                                    ARTICLE X
                                 INDEMNIFICATION

     1. A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

     2. The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the corporation and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted, to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.


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     3.  Any  repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right or any individual who is or was a director of the corporation which existed at the time of such repeal or modification.

                                   ARTICLE XI
                    RIGHT TO AMEND ARTICLES OF INCORPORATION

     This corporation reserves the right to amend or repeal any of the provisions contained in its Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this corporation are granted subject to this reservation.

                                   ARTICLE XII
                                     BYLAWS

     The Board of Directors shall have the power to adopt, amend, or repeal the bylaws of this corporation, subject to the power of the shareholders to amend or repeal such bylaws. The shareholders shall also have the power to adopt, amend or repeal the bylaws of this corporation.


                                  ARTICLE XIII
                                  INCORPORATOR

     The  name  and  address  of  the  incorporator  was  as  follows:

                        Columbia Corporate Services, Inc.
                          701 Fifth Avenue, Suite 5701
                               Seattle, WA  98104

                                   ARTICLE XIV
                           APPROVAL OF CERTAIN ACTIONS

     Amendment of the articles of incorporation or the bylaws of the corporation, approval of a plan of merger or share exchange, authorizing the sale, lease, exchange or other disposition of all, or substantially all of the corporation's property, authorizing dissolution of the corporation or any increase in the authorized or issued capital stock of the Corporation (whether pursuant to Article IV or otherwise), any cancellation, redemption or purchase by the Corporation of any of its shares, any change in the rights attached to any class of its shares; and any other reorganization of the corporation of any nature shall require to be approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.


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                                   ARTICLE XV
               SHAREHOLDER VOTING ON SIGNIFICANT CORPORATE ACTION

     Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares of each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles of Incorporation that specifically requires a greater vote for approval of any particular corporate action.

                                   ARTICLE XVI
                      SHAREHOLDER ACTION BY WRITTEN CONSENT

     Action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. Non-consenting shareholders shall be given written notice of such action at least five (5) days prior to the effective date of such action, unless a greater period is required by law.



          Dated  this  ______________  day  of  _________________,  2000.


                              EVOLUTION  USA,  INC.


                              ------------------------------------
                              Gary  Diamond
                              Secretary


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